Exhibit 99.1

Harrow Announces New $100 Million Secured Credit Facility with Oaktree

NASHVILLE, Tenn., March 28, 2023 – Harrow (Nasdaq: HROW), a leading U.S. eyecare pharmaceutical company, today announced that it has entered into a $100 million secured credit financing agreement with funds managed by Oaktree Capital Management, L.P. (“Oaktree”). The interest-only secured credit facility carries an interest rate equal to the three-month secured overnight financing rate (SOFR) plus 6.50%, includes flexible terms and covenants, and is expected to mature in approximately three years. A portion of the proceeds from the new facility was used to pay off indebtedness under Harrow’s existing secured loan with an affiliate of B. Riley Financial, Inc., with the remainder to be used for future milestone payments related to a recently announced acquisition and for general corporate purposes.

In commenting on the announcement, Mark L. Baum, Chairman and Chief Executive Officer of Harrow, said, “We are pleased to enter into this credit facility, which strengthens our balance sheet and provides us the flexibility needed to pursue additional acquisitions – in alignment with our growth strategy. We are grateful for the confidence and support of Oaktree, and we look forward to working closely with them as a strong financial partner.”

“We are excited to partner with Harrow during this transformational period in its history – marked by the recent FDA approval, J-Code assignment, pass-through reimbursement status approval, and upcoming launch of IHEEZO™ as well as their other recent product acquisitions,” said Steve DeNelsky, Managing Director, Life Sciences Lending at Oaktree. “We are enthusiastic about Harrow’s growth strategy and believe this extension of capital supports the Harrow leadership team as it continues to solidify its position as a leading U.S. eyecare pharmaceutical company.”

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $170 billion in assets under management as of December 31, 2022. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in credit, private equity, real assets and listed equities. The firm has over 1,050 employees and offices in 20 cities worldwide. For additional information, please visit Oaktree’s website at oaktreecapital.com.

About Harrow

Harrow (Nasdaq: HROW) is a leading U.S. eyecare pharmaceutical company engaged in the discovery, development, and commercialization of innovative ophthalmic prescription therapies that are accessible and affordable. Harrow owns U.S. commercial rights to ten FDA-approved ophthalmic pharmaceutical products. Harrow also owns and operates ImprimisRx, the leading U.S. ophthalmic-focused pharmaceutical compounding business, which also serves as a mail-order pharmacy licensed to ship prescription medications in all 50 states. Harrow has non-controlling equity positions in Surface Ophthalmics, Inc. and Melt Pharmaceuticals, Inc., companies that began as subsidiaries of Harrow. Harrow also owns royalty rights in four late-stage drug candidates being developed by Surface and Melt.

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HROW Announces New $100 Million Secured Credit Facility with Oaktree

March 28, 2023

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include the continued impact of the COVID-19 pandemic and any future health epidemics on our financial condition, liquidity and results of operations; our ability to make commercially available our FDA-approved products and compounded formulations and technologies in a timely manner or at all; market acceptance of the Company’s products and challenges related to the marketing of the Company’s products; risks related to our pharmacy operations; our ability to enter into other strategic alliances, including arrangements with pharmacies, physicians and healthcare organizations for the development and distribution of our products; our ability to obtain intellectual property protection for our assets; our ability to accurately estimate our expenses and cash burn, and raise additional funds when necessary; risks related to research and development activities; the projected size of the potential market for our technologies and products; unexpected new data, safety and technical issues; regulatory and market developments impacting compounding pharmacies, outsourcing facilities and the pharmaceutical industry; competition; and market conditions. These and additional risks and uncertainties are more fully described in Harrow’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s website at sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contact:

Jamie Webb, Director of Communications and Investor Relations

jwebb@harrowinc.com

615-733-4737